Exhibit 99.1

Vor Bio Announces $55.6 Million Private Placement

Intend to announce updated clinical data from Phase 1/2 VBP301 trial of VCAR33ALLO in the first half of 2025 and updated clinical data from Phase 1/2a VBP101 trial of trem-cel in combination with Mylotarg in the second half of 2025

Extends cash runway through release of updated data from VBP101 and VBP301 trials in 2025

CAMBRIDGE, Mass., December 27, 2024 (GLOBE NEWSWIRE) — Vor Bio (Nasdaq: VOR), a clinical-stage cell and genome engineering company, today announced that it has entered into a securities purchase agreement for a private investment in public equity financing (the PIPE) that is expected to result in gross proceeds of approximately $55.6 million, before deducting placement agent fees and other expenses.

Pursuant to the terms of the securities purchase agreement, at the closing of the PIPE, Vor Bio will issue an aggregate of 55,871,260 shares of common stock and accompanying warrants to purchase an aggregate of 69,839,075 shares of common stock at a combined price of $0.99425 per share and accompanying warrants. The warrants will have a per share exercise price of $0.838 and may be exercised at any time on or after the closing date and through the seventh anniversary of the closing date. The combined price per share and accompanying warrant was based in part upon the last reported sale price of the common stock on the Nasdaq Global Select Market. If exercised for cash, the warrants would result in additional gross proceeds to Vor Bio of up to approximately $58.5 million.

The PIPE was led by new investor, Reid Hoffman, and included participation from existing investor and Vor Bio’s largest stockholder, RA Capital Management. In addition, as part of the PIPE, each of Mr. Hoffman, or his duly appointed nominee, and RA Capital Management are being granted one board seat and one board observer seat.

“Acute myeloid leukemia ranks among the deadliest cancers in the world, and a treatment for it has been sought for decades,” said Mr. Hoffman. “The history of this illness has had a few dramatic breakthroughs but also many, many failures. Vor’s trem-cel therapy, which uses CRISPR/cas9 to edit the bone marrow of patients, represents a new potential breakthrough. Early data released by Vor suggest a potent effect, which now must be confirmed by future trials. I am delighted to support this company that uses a game-changing technology that will hopefully impact the lives of patients with this lethal cancer – but even more the trajectory of cancer therapy in general.”

Stifel is acting as sole placement agent for the PIPE.

Vor Bio expects to use net proceeds from the PIPE to fund clinical and preclinical development of its pipeline candidates and for general corporate purposes. The PIPE is expected to close on December 30, 2024, subject to the satisfaction of customary closing conditions.

Vor Bio expects to announce updated clinical data from the Phase 1/2 VBP301 trial of VCAR33ALLO in the first half of 2025 and updated clinical data from the Phase 1/2a VBP101 trial of trem-cel in combination with Mylotarg in the second half of 2025.

The securities being issued and sold in the PIPE have not been registered under the Securities Act of 1933, as amended (the Securities Act). Accordingly, these securities may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. Concurrently with the execution of the securities purchase agreement, Vor Bio and the investors entered into a registration rights agreement pursuant to which Vor Bio has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock and the shares of common stock issuable upon the exercise of warrants issued in the PIPE.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Vor Bio

Vor Bio is a clinical-stage cell and genome engineering company that aims to change the standard of care for patients with blood cancers by engineering hematopoietic stem cells to enable targeted therapies post-transplant.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “aim,” “anticipate,” “can,” “continue,” “could,” “design,” “enable,” “expect,” “initiate,” “intend,” “may,” “on-track,” “ongoing,” “plan,” “potential,” “should,” “target,” “update,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, but are not limited to, statements relating to the potential of its product candidates to positively impact quality of life and alter the course of disease in the patients it seeks to treat, the timing of clinical data announcements, the expectation and timing of the anticipated closing of the PIPE, the amount and expected use of proceeds of the PIPE, the filing of a registration statement to register the resale of the shares to be issued and sold in the PIPE, and Vor Bio’s expected cash runway following the closing of the PIPE. Vor Bio may not actually achieve the plans, intentions, or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including: uncertainties inherent in the initiation and completion of preclinical studies and clinical trials and clinical development of Vor Bio’s product candidates; availability and timing of results from preclinical studies and clinical trials; whether interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials; uncertainties regarding regulatory approvals to conduct trials or to market products; the success of Vor Bio’s in-house manufacturing capabilities and efforts; and availability of funding sufficient for its foreseeable and unforeseeable operating expenses and capital expenditure requirements and Vor Bio’s ability to continue as a going concern. These and other risks are described in greater detail under the caption “Risk Factors” included in Vor Bio’s most recent annual or quarterly report and in other reports it has filed or may file with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Vor Bio expressly disclaims any obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as may be required by law.

Contact:

Investors & Media

Sarah Spencer

+1 857-242-6076

sspencer@vorbio.com